Exhibit 99.1

BioTime, Inc. Reports Fourth Quarter and Fiscal Year End 2014 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--March 11, 2015--BioTime, Inc. (NYSE MKT: BTX) today reported financial results for the quarter and year ended December 31, 2014, and highlighted its fourth quarter and recent corporate accomplishments.

“In 2014, BioTime and its subsidiaries built strong momentum in advancing the development of therapeutic and diagnostic products that address unmet medical needs with large market potential,” said Dr. Michael D. West, CEO of BioTime. “Over the next 12 months, we will be focused on advancing many of these programs in the clinic and we expect to achieve additional business milestones as well. BioTime and its subsidiaries are looking forward to announcing results from early cohorts of OpRegen® for dry age-related macular degeneration and AST-OPC1 for complete cervical spinal cord injury, completing enrollment of the Renevia™ pivotal clinical trial and the commercialization of one or more of the PanC-Dx™ cancer screening diagnostics. To help us capitalize on these near-term opportunities, we have broadened our capabilities by building a management team and Board of Directors with relevant experience and expertise in the clinical development and commercialization of biopharmaceutical products. On the financial front, we have a solid balance sheet and believe that BioTime and its subsidiaries have sufficient financial resources to fund their operations at least through 2015.”

Fourth Quarter and Recent Highlights

BioTime, Inc.

  In November 2014, BioTime received authorization to begin its Renevia™ pivotal clinical trial in HIV- associated lipoatrophy, a disorder that occurs in almost half of the approximately three million people on antiretroviral therapy in the U.S. and Europe. In the trial, Renevia™ is being tested as a delivery matrix for the patient’s own fat-derived cells and injected into portions of the patient’s face where there is lipoatrophy in order to promote facial tissue reconstruction. The first patient was treated in this trial in February 2015.
  In December 2014, BioTime strengthened its Board of Directors with the appointment of Angus C. Russell, former Chief Executive Officer of Shire plc, which is a leading global specialty biopharmaceutical company. The appointment of Mr. Russell followed the recent appointments to the board of Steve Cartt and Mike Mulroy, who were among the top executives of Questcor Pharmaceuticals.
  In December 2014, BioTime appointed Adi Mohanty as Chief Operating Officer, bringing proven leadership in biopharmaceutical product development and commercialization to the company. Mr. Mohanty is a former executive of Shire with significant experience in biopharmaceutical product development, manufacturing, and commercialization and a background in regenerative medicine.

Asterias Biotherapeutics, Inc.

  In February 2015, Asterias raised $5.5 million through the sale of shares of its Series A common stock.
  In March 2015, Asterias Biotherapeutics (NYSE MKT: AST) initiated patient enrollment for its Phase 1/2a clinical trial of its product, AST-OPC1 (oligodendrocyte progenitor cells), in complete cervical spinal cord injury.

Cell Cure Neurosciences Ltd.

  In October 2014, the U.S. Food and Drug Administration (FDA) cleared Cell Cure's Investigational New Drug (IND) application to initiate the Phase 1/2a clinical trial of OpRegen® in patients with the severe form of age-related macular degeneration with geographic atrophy. In February 2015, the OpRegen® Phase 1/2a clinical trial opened at Hadassah University Medical Center in Jerusalem, Israel. Patient enrollment is expected to begin shortly. OpRegen® consists of high purity retinal pigment epithelial cells derived from human embryonic stem cells using a proprietary directed differentiation method.

LifeMap Solutions, Inc.

  In March 2015, the Icahn School of Medicine at Mount Sinai (“Mount Sinai”) launched a large-scale medical research study of asthma that uses the new ResearchKit software framework developed by Apple to enable individuals who suffer from asthma to participate in the study right from their iPhone using an Asthma Health app developed by Mount Sinai in conjunction with LifeMap Solutions. The Asthma Health App is designed to facilitate asthma patient education and self-monitoring, promote positive behavioral changes, and reinforce adherence to treatment plans according to current asthma guidelines. The study tracks symptom patterns in an individual and potential triggers for these exacerbations so that researchers can learn new ways to personalize asthma treatment. The Asthma Health app was highlighted by Apple during its senior management public presentation of new products on March 9, 2015 and is displayed on Apple’s website and is available as a free download on the Apple App Store.

OncoCyte Corporation

  OncoCyte completed enrollment in the initial clinical study of its urine-based PanC-Dx™ diagnostic product for bladder cancer. The goal of this clinical study was to assess the performance of OncoCyte’s proprietary diagnostic technology in detecting the most common type of bladder cancer, urothelial carcinoma (previously designated transitional cell carcinoma).
  Two abstracts, summarizing clinical studies of OncoCyte’s PanC-Dx™ diagnostic products for bladder and breast cancer, were accepted for poster presentation at the American Association for Cancer Research (AACR) Annual Meeting being held April 18-22, 2015.
  OncoCyte appointed William Annett to its Board of Directors, bringing extensive experience within the biotechnology and diagnostics industry to the board. Mr. Annett is a former senior executive of Genentech and Accenture, has been CEO of six organizations, has been a successful entrepreneur, and has substantial diagnostics experience.

Fourth Quarter Financial Results

Total revenue, on a consolidated basis, for the fourth quarter of 2014 was $1.9 million, approximately the same as last year's fourth quarter total revenue. Operating expenses, on a consolidated basis, for the fourth quarter of 2014 were $16.1 million, compared to 2013 operating expenses of $13.5 million net of certain in process research and development expenses (IPR&D) charged in the fourth quarter of 2013 in connection with Asterias’ acquisition of intangible assets from Geron Corporation. Research and development (R&D) expenses for the fourth quarter of 2014 were $11.3 million, compared to $9.2 million in the same quarter of the prior year. The increase in R&D expenses is largely attributable to an additional $1.9 million in amortization of intangible assets, the ramp-up of the Asterias and LifeMap Solutions product development programs, and expenses of the OncoCyte and Renevia™ clinical trial programs. General and administrative (G&A) expenses for the fourth quarter of 2014 were $4.8 million, compared to $4.3 million in the third quarter of 2013.

Net loss attributable to BioTime for the three months ended December 31, 2014 was $10.6 million. For the fourth quarter of 2013, net loss was $19.6 million, including $17.5 million of IPR&D expense. On a per share basis, net loss for the fourth quarter of 2014 narrowed to $0.14 per share, compared to $0.35 per share for the fourth quarter of 2013. The decrease in net loss is primarily attributed to the $17.5 million of IPR&D expense incurred during 2013. Net losses for the fourth quarter of 2013 and 2014 reflect net income tax benefits of $2.2 and $3.3 million, respectively. Net loss attributable to BioTime includes losses from BioTime majority owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Full Year Financial Results

Total consolidated revenue for the full year of 2014 increased to $5.2 million, up $0.8 million or 18%, from the year ago period. The increase in revenue is primarily attributable to an increase in grant revenue, partially offset by a decrease in license fees. Operating expenses, on a consolidated basis, for the full year of 2014 were $55.1 million, compared to $42.2 million for the full year of 2013 excluding $17.5 million of IPR&D incurred in the fourth quarter of 2013 as described above. R&D expenses for the full year of 2014 were $37.5 million, compared to $26.6 million for the full year of 2013. The increase in R&D expenses is generally attributable to the amortization of intangible assets acquired by Asterias from Geron Corporation and BioTime in October 2013, and the other factors that contributed to the increase during the fourth quarter. In addition, OncoCyte’s clinical trial work to develop its PanC-Dx™ cancer diagnostics and BioTime’s continued clinical development of Renevia™ also contributed to the increase in R&D expense. G&A expenses for the full year of 2014 were $17.6 million, compared to $15.6 million for the full year of 2013.

Net loss attributable to BioTime for the full year of 2014 narrowed to $36.4 million. For the full year 2013, net loss was $43.9 million, including $17.5 million of IPR&D expense. Net loss for 2014 and 2013 reflect deferred income tax benefits of $7.4 million and $3.3 million, respectively. On a per share basis, net loss for the full year ended December 31, 2014 narrowed to $0.55 per share, compared to $0.81 per share for the full year of 2013. The decrease in net loss is primarily attributable to the $17.5 million of IPR&D expense incurred during 2013. Net loss attributable to BioTime includes losses from BioTime’s majority owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Cash and cash equivalents, on a consolidated basis, totaled $29.5 million as of December 31, 2014, compared to $5.5 million as of December 31, 2013. The cash on hand at December 31, 2014 includes $4.4 million held by Asterias and other subsidiaries. In January 2015, Asterias received their second payment in the amount of $2.3 million from the California Institute for Regenerative Medicine (CIRM) under a grant award for Asterias’ AST-OPC1 development program, and during February 2015 Asterias raised an additional $5.5 million through the sale of shares of its Series A common stock. Cash and cash equivalents, on a consolidated basis excluding Asterias was $26.4 million as of December 31, 2014. Cash used in operations excluding Asterias was $27.3 million for full year 2014.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include: OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and PanC-Dx™ cancer diagnostics, which are completing initial clinical studies for bladder, breast, and lung cancer. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include: publicly-traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing PanC-Dx™ cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated on-line database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://news.biotimeinc.com.

BIOTIME, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,486,909	$5,495,478
Trade accounts and grants receivable, net	1,041,856	1,115,209
Inventory	266,022	178,694
Landlord receivable	377,981	-
Prepaid expenses and other current assets	1,231,789	1,160,589
Total current assets	32,404,557	7,949,970

Equipment, net	2,857,846	2,997,733
Deferred license and consulting fees	336,833	444,833
Deposits	443,289	129,129
Other long term assets	9,985	-
Intangible assets, net	38,848,396	46,208,085
TOTAL ASSETS	$74,900,906	$57,729,750

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,803,173	$6,722,624
Capital lease liability, current portion	57,500	-
Related party convertible debt, net of discount	60,237	-
Deferred license and subscription revenue, current portion	208,357	235,276
Total current liabilities	7,129,267	6,957,900

LONG-TERM LIABILITIES
Deferred tax liabilities, net	4,514,362	8,277,548
Deferred rent liabilities, net of current portion	97,280	35,997
Lease liability	377,981	-
Capital lease, net of current portion	31,290	-
Other long term liabilities	27,961	195,984
Total long-term liabilities	5,048,874	8,509,529

Commitments and contingencies

SHAREHOLDERS' EQUITY
Preferred shares, no par value, authorized 2,000,000 shares as of December 31, 2014 and 2013; 70,000 and none issued and outstanding as of December 31, 2014 and 2013, respectively	3,500,000	-
Common shares, no par value, authorized 125,000,000 shares as of December 31, 2014 and 2013; 83,121,698 issued and 78,227,756 outstanding as of December 31, 2014 and 67,412,139 issued and 56,714,424 outstanding as of December 31, 2013	234,842,998	203,456,401
Contributed capital	7,145	93,972
Accumulated other comprehensive income	185,835	62,899
Accumulated deficit	(182,190,207)	(145,778,547)

Treasury stock at cost: 4,893,942 and 10,697,715 shares at December 31, 2014 and 2013, respectively	(19,889,788)	(43,033,957)
BioTime, Inc. shareholders' equity	36,455,983	14,800,768
Non-controlling interest	26,266,782	27,461,553
Total shareholders' equity	62,722,765	42,262,321
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$74,900,906	$57,729,750

BIOTIME, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended December 31 (unaudited)		Years Ended December 31,
	2014	2013	2014	2013

REVENUES:
License fees	$292,120	$1,123,331	$1,172,860	$2,218,174
Royalties from product sales	75,945	75,270	397,751	366,775
Grant income	1,443,331	632,103	3,296,832	1,573,329
Sale of research products and services	76,139	61,781	375,761	276,058
Total revenues	1,887,535	1,892,485	5,243,204	4,434,336
Cost of sales	(222,972)	(222,422)	(837,052)	(792,659)
Gross Profit	1,664,563	1,670,063	4,406,152	3,641,677

OPERATING EXPENSES:
Research and development	(11,277,256)	(9,220,014)	(37,532,624)	(26,609,423)
Acquired in-process research and development	-	(17,458,766)	-	(17,458,766)
General and administrative	(4,791,898)	(4,284,726)	(17,556,102)	(15,558,674)
Total operating expenses	(16,069,154)	(30,963,506)	(55,088,726)	(59,626,863)
Loss from operations	(14,404,591)	(29,293,443)	(50,682,574)	(55,985,186)
OTHER EXPENSES:
Interest expense, net	(57,939)	(2,611)	(88,496)	(578)
(Loss)/gain on sale or write off of fixed assets	(217)	-	(8,926)	5,120
Other expense, net	(513,505)	(39,665)	(374,715)	(209,177)
Total other expenses, net	(571,661)	(42,276)	(472,137)	(204,635)

LOSS BEFORE INCOME TAX BENEFITS	(14,976,252)	(29,335,719)	(51,154,711)	(56,189,821)

Deferred income tax benefit	2,200,634	3,280,695	7,375,611	3,280,695

NET LOSS	(12,775,618)	(26,055,024)	(43,779,100)	(52,909,126)

Net loss attributable to the noncontrolling interest	2,208,081	6,442,710	7,367,440	9,026,291

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. (1)	$(10,567,537)	$(19,612,314)	$(36,411,660)	$(43,882,835)

Dividends on preferred shares (2)	(52,789)	-	(86,827)	-

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. COMMON SHAREHOLDERS	(10,620,326)	(19,612,314)	(36,498,487)	(43,882,835)

Foreign currency translation gain/(loss)	337,253	(64,841)	124,949	119,469
Unrealized (loss)/gain on available-for-sale securities	(727)	-	(2,013)	3,000

COMPREHENSIVE LOSS ATTRIBUTABLE TO BIOTIME, INC. COMMON SHAREHOLDERS BEFORE PREFERRED STOCK DIVIDEND(2)	$(10,231,011)	$(19,677,155)	$(36,288,724)	$(43,760,366)

BASIC AND DILUTED NET LOSS PER COMMON SHARE (1)	$(0.14)	$(0.35)	$(0.55)	$(0.81)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	77,957,943	56,245,189	66,466,714	54,226,219

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc. common shareholders."

(2) Comprehensive loss includes foreign currency translation gain of $337,253 and $124,949 for the three and twelve months ended December 31, 2014, respectively and translation loss of $64,841 and gain of $119,469 for the same periods in the prior year, respectively which arise entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share. Comprehensive loss does not include dividends on preferred shares.

CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com
or
Investor Contact:
EVC Group, Inc.
Gregory Gin, 862-236-0673
ggin@evcgroup.com
Jim Dawson, 646-445-4800
jdawson@evcgroup.com
Doug Sherk, 415-652-9100
dsherk@evcgroup.com